Exhibit 99.1
General Cable Corporation

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	November 28, 2005
Investor Relations
(859) 572-8684
GENERAL CABLE ANNOUNCES AMENDMENT AND EXTENSION OF ITS
REVOLVING CREDIT AGREEMENT
HIGHLAND HEIGHTS, KENTUCKY, November 28, 2005 — General Cable Corporation (NYSE: BGC) a leading global supplier of wire and cable products for the energy, specialty, industrial, and communications markets, announced today that it successfully completed an amendment and extension of its Senior Secured Revolving Credit Facility on November 23, 2005. This amendment increases the size of the facility from $275 million to $300 million, extends the maturity date by almost two years to August 2010, lowers borrowing costs by approximately 75 basis points, and reduces unused facility fees. In addition, several other provisions have been eliminated or relaxed, including the elimination of the annual limit on capital expenditures, an expansion of permitted indebtedness to include acquired indebtedness of newly acquired foreign subsidiaries, and a significant increase in the level of permitted loan funded acquisitions.
Finally, this amendment satisfies the financing conditions to General Cable’s offer to convert shares of its 5.75% Series A Redeemable Convertible Preferred Stock into its common stock, which was announced and commenced on November 9, 2005. This amendment will permit General Cable to draw funds from its credit facility to pay approximately $16.3 million for the conversion offer premium, plus funds necessary to make a final dividend payment to holders of Preferred Stock who convert their shares of Preferred Stock in the conversion offer, as well as to pay all other costs and expenses related to the conversion offer.
“Our operating results have steadily improved since our refinancing in November 2003 and at the end of the third quarter of 2005, General Cable had net debt of $301 million compared to net debt of $380 million just prior to the refinancing. This operating improvement and de-leveraging has provided us the opportunity to amend and extend our credit facility and thereby improve our financial flexibility and lower our borrowing costs,” said Christopher Virgulak, Executive Vice President, Chief Financial Office and Treasurer of General Cable. “These revised provisions not only provide long term flexibility, but also allow us to complete the pending Silec acquisition as well as pay the conversion premium and other costs and expenses related to our Preferred Stock conversion offer. Our lenders continue to provide the support necessary to position General Cable for sustained long-term growth,” he concluded.
General Cable has filed a registration statement with the Securities and Exchange Commission (File No. 333-129577) in connection with the Preferred Stock conversion offer. General Cable urges holders of Preferred Stock to read the documents that General Cable has filed or will file with the SEC because they contain important information.
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Holders of Preferred Stock may obtain these documents for free from the SEC’s web site (http://www.sec.gov), or by contacting General Cable’s Vice President of Finance and Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.
General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets.
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis; domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost and availability of raw materials, including copper, aluminum and petrochemicals, generally and as a consequence of hurricanes Katrina and Rita; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company’s Conversion Offer Prospectus dated November 9, 2005 and the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as in periodic reports filed with the Commission.
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Release No. 0490
11/28/05